Exhibit 10.25

AMENDMENT TO THE

HEALTH MANAGEMENT ASSOCIATES, INC.

2006 OUTSIDE DIRECTOR RESTRICTED STOCK AWARD PLAN

WHEREAS, Health Management Associates, Inc. (the “Company”) adopted and maintains that certain 2006 Outside Director Restricted Stock Award Plan (the “Plan”); and

WHEREAS, in connection with the recapitalization of the Company which took place in March 2007 and pursuant to Section 11 of the Plan, the number of shares under the Annual Grant provisions set forth in Section 5(b) of the Plan was previously increased from 3,500 to 12,000; and

WHEREAS, the Company desires to increase the number of shares subject to the Annual Grant provision from 12,000 to 20,000, effective January 1, 2010;

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2010, as follows:

1. Section 5(b) of the Plan is hereby amended in its entirety to provide as follows:

“(b) Annual Grants. Commencing January 1, 2010, each person who is an Outside Director on January 1st of each year will automatically be granted a Restricted Stock Award with respect to 20,000 shares of Common Stock, and the Grant Date with respect to each such Restricted Stock Award will be the date on which the award is granted. If on January 1 of any year there is not a sufficient number of shares of Common Stock necessary for all Outside Directors to receive a Restricted Stock Award pursuant to this Section 5(b), no grants shall be made for such year under the Plan.”

2. Except as amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

This Amendment was authorized, approved and adopted in accordance with the terms of the Plan on December 1, 2009.

/s/ Timothy R. Parry
Timothy R. Parry, Corporate Secretary